Bank of America Corporation
Key Employee Equity Plan

Original Effective Date: January 1, 2003
Amended and Restated Effective Date: May 6, 2015

ARTICLE 1.    ESTABLISHMENT, DURATION AND PURPOSE
1.1    Establishment and Duration of the Plan. The Company established this Plan, originally known as the “Bank of America Corporation Key Associate Stock Plan,” effective as of January 1, 2003, and the Plan as originally established was approved by the Company’s stockholders. The Plan was subsequently amended on several occasions and was then further amended and restated effective April 28, 2010, upon approval by the Company’s stockholders. The Plan is hereby being further amended and restated, subject to and effective upon the approval of the Company’s stockholders at the annual meeting of stockholders on May 6, 2015. The purposes of amending and restating the Plan are to (a) change the Plan’s name to the “Bank of America Corporation Key Employee Equity Plan,” (b) authorize additional Shares for award under the Plan, (c) update the provisions of the Plan regarding performance-based Awards, including the addition of shareholder-approved performance metrics for purposes of designing Awards intended to meet the Performance-Based Exception under Section 162(m) of the Code, and (d) otherwise meet current needs. The Plan shall remain in effect until the earliest of (i) the date that no additional Shares are available for issuance under the Plan, (ii) the date that the Plan has been terminated in accordance with Article 14 or (iii) the close of business on May 5, 2025.
1.2    Purpose of the Plan. The Company believes that the compensation of its Key Employees should be linked to the Company’s business performance in order to enhance the long-term success and value of the Company. The Plan serves this compensation philosophy by providing a source of equity-based Awards for Key Employees that are intended to further motivate Key Employees to increase the value of the Company’s common stock, thereby aligning the interests of the Key Employees with those of the Company’s stockholders while maintaining an appropriate balance between risk and reward. The Plan also provides the Company with a means to attract, recruit and retain Key Employees who will create sustainable results consistent with the Company’s risk management policies and strategic plan for the long-term benefit of the Company’s stockholders.
ARTICLE 2.    DEFINITIONS
Whenever used in the Plan, the following terms shall have the meanings set forth below and, when the meaning is intended, the initial letter of the word is capitalized:
“Award” means, individually or collectively, a grant under this Plan of Nonqualified Stock Options, Incentive Stock Options, Stock Appreciation Rights, Restricted Stock or Restricted Stock Units.
“Award Agreement” means an agreement between the Company and each Participant setting forth the terms and provisions applicable to Awards granted under this Plan.
“Beneficial Owner” or“Beneficial Ownership” shall have the meaning ascribed to such term in Rule 13d-3 of the General Rules and Regulations under the Exchange Act.
“Board” or“Board of Directors” means the Board of Directors of the Company.
“Change in Control” of the Company means, and shall be deemed to have occurred upon, any of the following events:
(a)    The acquisition by any Person of Beneficial Ownership of twenty-five percent (25%) or more of either:
(i)    The then-outstanding Shares (the “Outstanding Shares”); or
(ii)    The combined voting power of the then-outstanding voting securities of the Company entitled to vote generally in the election of Directors (the “Outstanding Voting Securities”);
provided, however, that the following acquisitions shall not constitute a Change in Control for purposes of this subparagraph (a): (A) any acquisition directly from the Company, (B) any acquisition by the Company or any of its Subsidiaries, (C) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its Subsidiaries, or (D) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subparagraph (c) below; or
(b)    Individuals who, as of the Effective Date, constitute the Board of Directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board of Directors; provided , however , that any individual who becomes a Director subsequent to the Effective Date and whose election, or whose nomination for election by the Company’s stockholders, to the Board of Directors was either (i) approved by a vote of at least a majority of the Directors then comprising the Incumbent Board or (ii) recommended by a corporate governance committee comprised entirely of Directors who are then Incumbent Board members shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest, other actual or threatened solicitation of proxies or consents or an actual or threatened tender offer; or

(c)    Consummation of a reorganization, merger, or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless following such Business Combination, (i) all or substantially all of the Persons who were the Beneficial Owners, respectively, of the Outstanding Shares and Outstanding Voting Securities immediately prior to such Business Combination own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination, of the Outstanding Shares and Outstanding Voting Securities, as the case may be ( provided , however , that for purposes of this clause (i), any shares of common stock or voting securities of such resulting corporation received by such Beneficial Owners in such Business Combination other than as the result of such Beneficial Owners’ ownership of Outstanding Shares or Outstanding Voting Securities immediately prior to such Business Combination shall not be considered to be owned by such Beneficial Owners for the purposes of calculating their percentage of ownership of the outstanding common stock and voting power of the resulting corporation), (ii) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from the Business Combination) beneficially owns, directly or indirectly, twenty-five percent (25%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from the Business Combination or the combined voting power of the then outstanding voting securities of such corporation unless such Person owned twenty-five percent (25%) or more of the Outstanding Shares or Outstanding Voting Securities immediately prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or the action of the Board, providing for such Business Combination; or
(d)    Approval by the Company’s stockholders of a complete liquidation or dissolution of the Company.
Notwithstanding the foregoing, if it is determined that an Award hereunder is subject to the requirements of Section 409A of the Code and the Change in Control is a “payment event” under Section 409A of the Code for such Award, then for such purpose the Company will not be deemed to have undergone a Change in Control unless the Company is deemed to have undergone a “change in control event” pursuant to the definition of such term in Section 409A of the Code.
“Code” means the Internal Revenue Code of 1986, as amended from time to time. References to the Code shall include the valid and binding governmental regulations, court decisions and other regulatory and judicial authority issued or rendered thereunder.
“Committee” means the Compensation and Benefits Committee of the Board of Directors; provided, however, that (a) with respect to Awards to any Key Employees who are Insiders, Committee means all of the members of the Compensation and Benefits Committee who are “non-employee directors” within the meaning of Rule 16b-3 adopted under the Exchange Act, and (b) with respect to Awards to any Key Employees who are 162(m) Covered Employees intended to comply with the Performance-Based Exception, Committee means all of the members of the Compensation and Benefits Committee who are “outside directors” within the meaning of Section 162(m) of the Code. Committee may also mean any individual or committee of individuals (who need not be Directors) that the Compensation and Benefits Committee may appoint from time to time to administer the Plan with respect to Awards to Key Employees who are not Insiders or 162(m) Covered Employees, in accordance with and subject to the requirements of Section 3.2.
“Company” means Bank of America Corporation, a Delaware corporation, and any successor as provided in Article 17 herein.
“Director” means any individual who is a member of the Board of Directors of the Company.
“Disability” with respect to a Participant, means “disability” as defined from time to time under any long-term disability plan of the Company or Subsidiary with which the Participant is employed. Notwithstanding the foregoing, for any Awards that constitute nonqualified deferred compensation within the meaning of Section 409A(d) of the Code and provide for an accelerated payment in connection with any Disability, Disability shall have the same meaning as set forth in any regulations, revenue procedure, revenue rulings or other pronouncements issued by the Secretary of the United States Treasury pursuant to Section 409A of the Code, applicable to such arrangements.
“Effective Date” means May 6, 2015.
“Exchange Act” means the Securities Exchange Act of 1934, as amended from time to time, or any successor act thereto.

“Fair Market Value” of a Share on any date means the closing price of a Share as reflected in the report of composite trading of New York Stock Exchange listed securities for that day (or, if no Shares were publicly traded on that day, the immediately preceding trading day that Shares were so traded) as published in The Wall Street Journal [Eastern Edition] or in any other publication selected by the Committee; provided, however , that if the Shares are misquoted or omitted by the selected publication(s), the Committee shall directly solicit the information from officials of the stock exchanges or from other informed independent market sources.
“Incentive Stock Option” or“ISO” means an option to purchase Shares granted to a Key Employee under Article 6 herein, and designated as an Incentive Stock Option which is intended to meet the requirements of Section 422 of the Code.
“Insider” shall mean an individual who is, on the relevant date, an officer, director or ten percent (10%) beneficial owner of any class of the Company’s equity securities that is registered pursuant to Section 12 of the Exchange Act, all as defined under Section 16 of the Exchange Act and the rules thereunder.
“Key Employee” means an employee of the Company or any Subsidiary, including an officer of the Company or a Subsidiary, in a managerial or other important position who, by virtue of such employee’s ability, qualifications and performance, has made, or is expected to make, important contributions to the Company or its Subsidiaries, all as determined by the Committee in its discretion.
“Nonqualified Stock Option” or“NQSO” means an option to purchase Shares granted to a Key Employee under Article 6 herein, and which is not intended to meet the requirements of Code Section 422.
“162(m) Covered Employee” means a Participant who is a “covered employee” within the meaning of Section 162(m)(3) of the Code as qualified by Section 9.4 herein.
“Option” means an Incentive Stock Option or a Nonqualified Stock Option.
“Option Price” means the price at which a Share may be purchased by a Participant pursuant to an Option.
“Participant” means a Key Employee, a former Key Employee or any permitted transferee under the Plan of a Key Employee or former Key Employee who has outstanding an Award granted under the Plan.
“Performance Award” means an Award of Shares of Restricted Stock or Restricted Stock Units made subject to the attainment of performance goals over a performance period established by the Committee and intended to meet the Performance-Based Exception, as described in Section 9.2.
“Performance-Based Exception” means the performance-based exception set forth in Code Section 162(m)(4)(C) from the deductibility limitations of Code Section 162(m).
“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock or an Award of Restricted Stock Units is limited in some way or during which such Award is subject to a risk of forfeiture (based on the passage of time, the achievement of performance goals, or upon the occurrence of other events as determined by the Committee, at its discretion), as provided in Article 8 herein and subject to Section 3.4.
“Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Exchange Act and used in Sections 13(d) and 14(d) thereof, including a “group” within the meaning of Section 13(d).
“Plan” means the incentive compensation plan set forth herein known as the “Bank of America Corporation Key Employee Equity Plan,” as the same may be amended from time to time. Previously, the Plan was known as the “Bank of America Corporation Key Associate Stock Plan.”
“Restricted Stock” means an Award of Shares, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to a Key Employee under Article 8 herein.
“Restricted Stock Unit” means an Award, subject to a Period of Restriction (except as set forth in Section 3.4), that is granted to a Key Employee under Article 8 herein and is settled either (a) by the delivery of one (1) Share for each Restricted Stock Unit or (b) in cash in an amount equal to the Fair Market Value of one (1) Share for each Restricted Stock Unit, all as specified in the applicable Award Agreement. The Award of a Restricted Stock Unit represents the mere promise of the Company to deliver a Share or the appropriate amount of cash, as applicable, at the end of the Period of Restriction (or such later date as provided by the Award Agreement) in accordance with and subject to the terms and conditions of the applicable Award Agreement, and is not intended to constitute a transfer of “property” within the meaning of Section 83 of the Code.
“Shares” means the shares of common stock of the Company.

“Stock Appreciation Right” or “SAR” means an Award designated as an SAR that is granted to a Key Employee under Article 7 herein.
“Subsidiary” means any corporation, partnership, joint venture, affiliate, or other entity in which the Company owns more than fifty percent (50%) of the voting stock or voting ownership interest, as applicable, or any other business entity designated by the Committee as a Subsidiary for purposes of the Plan.
ARTICLE 3.    ADMINISTRATION
3.1    Authority of the Committee. The Plan shall be administered by the Committee. Except as limited by law, or by the Certificate of Incorporation or Bylaws of the Company, and subject to the provisions herein, the Committee shall have full power to select Key Employees who shall participate in the Plan; determine the sizes and types of Awards; determine the terms and conditions of Awards in a manner consistent with the Plan; construe and interpret the Plan and any agreement or instrument entered into under the Plan; establish, amend, or waive rules and regulations for the Plan’s administration; and (subject to the provisions of Article 14 herein), amend the terms and conditions of any outstanding Award to the extent such terms and conditions are within the discretion of the Committee as provided in the Plan. Further, the Committee shall make all other determinations which may be necessary or advisable for the administration of the Plan.
3.2    Delegation. To the extent permitted by applicable law, the Committee may delegate its authority as identified herein to any individual or committee of individuals (who need not be Directors), including without limitation the authority to make Awards to Key Employees who are not Insiders or 162(m) Covered Employees. To the extent that the Committee delegates its authority to make Awards as provided by this Section 3.2, all references in the Plan to the Committee’s authority to make Awards and determinations with respect thereto shall be deemed to include the Committee’s delegate. Any such delegate shall serve at the pleasure of, and may be removed at any time by, the Committee.
3.3    Decisions Binding. All determinations and decisions made by the Committee pursuant to the provisions of the Plan and all related orders and resolutions of the Board shall be final, conclusive and binding on all persons, including the Company, its stockholders, employees, Participants, and their estates and beneficiaries.
3.4    Limitation on Vesting for Awards. Notwithstanding any provision of the Plan to the contrary, any stock-settled Award that vests solely on the basis of the passage of time (e.g., not on the basis of achievement of performance goals) shall not vest more quickly than ratably over the three (3) year period beginning on the first anniversary of the Award, except that the Award may vest sooner under any of the following circumstances as more specifically set forth in the applicable Award Agreement: (i) the Participant’s death or Disability, (ii) the Participant’s involuntary termination of employment with the Company and its Subsidiaries without “cause” or termination for “retirement” (or similar term) as defined in the applicable Award Agreement, (iii) following a Change in Control consistent with the provisions of Article 13 hereof or (iv) in connection with establishing the terms and conditions of employment of a Key Employee necessary for the recruitment of the Key Employee or as the result of a business combination or acquisition by the Company or any of its Subsidiaries. The provisions of this Section 3.4 shall not apply, and in that regard no Period of Restriction is required to apply, to any Award of Restricted Stock or Restricted Stock Units that is made to a Key Employee as a portion of, or in lieu of, the Key Employee’s annual cash incentive compensation under any applicable plan or program of the Company, including without limitation the Bank of America Corporation Executive Incentive Compensation Plan. The provisions of this Section 3.4 shall not apply to any Award that becomes vested based on the achievement of performance goals over a period of at least one year.
ARTICLE 4.    SHARES SUBJECT TO THE PLAN
4.1    Number of Shares Available for Grants. Subject to the provisions of this Article 4, the aggregate number of Shares available for grants of Awards under the Plan from and after January 1, 2015 shall not exceed the sum of (A) four hundred fifty million (450,000,000) Shares plus (B) any Shares that were subject to an award as of December 31, 2014 under this Plan, if such award is canceled, terminates, expires, lapses or is settled in cash for any reason from and after January 1, 2015.
4.2    Lapsed Awards. If any Award is canceled, terminates, expires, or lapses for any reason, any Shares subject to such Award shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above.
4.3    No Net Counting of Options or SARs;Counting of Shares Used to Pay Option Price and Withholding Taxes. The full number of Shares with respect to which an Option or SAR is granted shall count against the aggregate number of Shares available for grant under the Plan. Accordingly, if in accordance with the terms of the Plan, a Participant pays the Option Price for an Option by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to pay the Option Price shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in

Section 4.1 above. In addition, if in accordance with the terms of the Plan, a Participant satisfies any tax withholding requirement with respect to any taxable event arising as a result of this Plan by either tendering previously owned Shares or having the Company withhold Shares, then such Shares surrendered to satisfy such tax withholding requirements shall continue to count against the aggregate number of Shares available for grant under the Plan set forth in Section 4.1 above.
4.4    Items Not Included. The following items shall not count against the aggregate number of Shares available for grants under the Plan set forth in Section 4.1 above: (a) the payment in cash of dividends or dividend equivalents under any outstanding Award; (b) any Award that is settled in cash rather than by issuance of Shares; or (c) Awards granted through the assumption of, or in substitution for, outstanding awards previously granted to individuals who become Key Employees as a result of a merger, consolidation, acquisition or other corporate transaction involving the Company or any Subsidiary.
4.5    Award Limits. Notwithstanding any provision herein to the contrary, the following provisions shall apply (subject to adjustment in accordance with Section 4.6 below):

(a)
the maximum number of each type of Award intended to meet the Performance-Based Exception granted to any Participant in any calendar year shall not exceed the following number of Shares: (i) Options and SARs: four million (4,000,000) Shares; and (ii) all Performance Awards (assuming maximum performance achievement): four million (4,000,000) Shares; and

(b)	in no event shall there be granted during the term of the Plan Incentive Stock Options covering more than an aggregate of four hundred fifty million (450,000,000) Shares.
4.6    Adjustments in Authorized Shares. In the event of any change in corporate capitalization, such as a stock split, or a corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company (including a special cash dividend), any reorganization (whether or not such reorganization comes within the definition of such term in Code Section 368) or any partial or complete liquidation of the Company, or other transactions with similar impacts, such adjustment shall be made in the number and class of Shares which may be issued under the Plan and in the number and class of and/or price of Shares subject to outstanding Awards granted under the Plan, as may be determined to be appropriate and equitable by the Committee, in its sole discretion, to prevent dilution or enlargement of rights; provided , however , that (a) the number of Shares subject to any Award shall always be a whole number and (b) such adjustment shall be made in a manner consistent with the requirements of Code Section 409A in order for any Options or SARs to remain exempt from the requirements of Code Section 409A.
4.7    Source of Shares. Shares issued under the Plan may be original issue shares, treasury stock or shares purchased in the open market or otherwise, all as determined by the Chief Financial Officer of the Company (or the Chief Financial Officer’s designee) from time to time, unless otherwise determined by the Committee.
ARTICLE 5.    ELIGIBILITY AND PARTICIPATION
5.1    Eligibility. Persons eligible to participate in this Plan are all Key Employees of the Company, as determined by the Committee, including Key Employees who are Directors, but excluding Directors who are not Key Employees.
5.2    Actual Participation. Subject to the provisions of the Plan, the Committee may, from time to time, select from all eligible Key Employees those to whom Awards shall be granted and shall determine the nature and amount of each Award.
5.3    Non-U.S. Employees. Notwithstanding any provision of the Plan to the contrary, in order to foster and promote achievement of the purposes of the Plan or to comply with provisions of laws in other countries in which the Company operates or has employees, the Committee, in its sole discretion, shall have the power and authority to (a) determine which Key Employees (if any) employed outside the United States are eligible to participate in the Plan, (b) modify the terms and conditions of any Awards made to such Key Employees and (c) establish subplans and modified Option exercise and other terms and procedures to the extent such actions may be necessary or advisable.
ARTICLE 6.    STOCK OPTIONS
6.1    Grant of Options. Subject to the terms and provisions of the Plan, Options may be granted to Key Employees in such number, and upon such terms (including any performance conditions under Section 9.1), and at any time and from time to time as shall be determined by the Committee.
6.2    Award Agreement. Each Option grant shall be evidenced by an Award Agreement that shall specify the Option Price, the duration of the Option, the number of Shares to which the Option pertains, and such other provisions as the Committee shall determine. The Award Agreement also shall specify whether the Option is intended to be an ISO within the meaning of Section 422 of the Code, or an NQSO whose grant is intended not to fall under Code Section 422.

6.3    Option Price. The Option Price for each grant of an Option under this Plan shall be at least equal to one hundred percent (100%) of the Fair Market Value of a Share on the date the Option is granted.
6.4    Duration of Options. Each Option shall expire at such time as the Committee shall determine at the time of grant; provided, however , that no Option shall be exercisable later than the tenth (10th) anniversary date of its grant.
6.5    Exercise of Options. Options granted under this Article 6 shall be exercisable at such times and be subject to such restrictions and conditions as the Committee shall in each instance approve and which shall be set forth in the applicable Award Agreement, which need not be the same for each grant or for each Participant.
6.6    Payment. Options shall be exercised by the delivery of a notice of exercise to the Company, setting forth the number of Shares with respect to which the Option is to be exercised, accompanied by full payment for the Shares. To be effective, notice of exercise must be made in accordance with procedures established by the Company from time to time.
The Option Price due upon exercise of any Option shall be payable to the Company in full either: (a) in cash or its equivalent, or (b) by tendering previously acquired Shares having an aggregate Fair Market Value at the time of exercise equal to the total Option Price (provided that the Shares which are tendered must have been held by the Participant for at least six (6) months prior to their tender to satisfy the Option Price unless such Shares had been acquired by the Participant on the open market), or (c) by a combination of (a) and (b).
As soon as practicable after notification of exercise and full payment, the Company shall deliver the Shares to the Participant in an appropriate amount based upon the number of Shares purchased under the Option(s).
Notwithstanding the foregoing, the Committee also may allow (a) cashless exercises as permitted under Federal Reserve Board’s Regulation T, subject to applicable securities law restrictions, or (b) exercises by any other means which the Committee determines to be consistent with the Plan’s purpose and applicable law.
6.7    Restrictions on Share Transferability. The Committee may impose such restrictions on any Shares acquired pursuant to the exercise of an Option granted under this Article 6 as it may deem advisable, including, without limitation, restrictions under applicable Federal securities laws, under the requirements of any stock exchange or market upon which such Shares are then listed and/or traded, and under any blue sky or state securities laws applicable to such Shares.
6.8    Termination of Employment. Each Participant’s Option Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the Option following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Options issued pursuant to this Article 6, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an Option following the death of the Participant, the Award Agreement shall provide that such Option shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the Option or shall have died intestate, by the Participant’s executor or other legal representative.
6.9    Nontransferability of Options.
(a)    Incentive Stock Options. No ISO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, all ISOs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant except to the extent otherwise permitted by applicable law.
(b)    Nonqualified Stock Options. Except as otherwise provided in a Participant’s Award Agreement, no NQSO granted under this Article 6 may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all NQSOs granted to a Participant under this Article 6 shall be exercisable during his or her lifetime only by such Participant. In no event may an NQSO be transferred for consideration.
6.10    No Rights. A Participant granted an Option shall have no rights as a stockholder of the Company with respect to the Shares covered by such Option except to the extent that Shares are issued to the Participant upon the due exercise of the Option.
6.11    No Dividend Equivalents. In no event shall any Award of Options granted under the Plan include any dividend equivalents with respect to such Award.

ARTICLE 7.    STOCK APPRECIATION RIGHTS
7.1    Grant of SARs. Subject to the terms and conditions of the Plan, SARs may be granted to Key Employees at any time and from time to time as shall be determined by the Committee. The Committee shall have complete discretion in determining the number of SARs granted to each Participant (subject to Article 4 herein) and, consistent with the provisions of the Plan, in determining the terms and conditions pertaining to such SARs, including whether the SARs shall be subject to any performance conditions under Section 9.1. The grant price of an SAR shall be at least equal to the Fair Market Value of a Share on the date of grant of the SAR.
7.2    Exercise of SARs. SARs may be exercised upon whatever terms and conditions the Committee, in its sole discretion, imposes upon them.
7.3    SAR Agreement. Each SAR grant shall be evidenced by an Award Agreement that shall specify the grant price, the term of the SAR, and such other provisions as the Committee shall determine.
7.4    Term of SARs. The term of an SAR granted under the Plan shall be determined by the Committee, in its sole discretion; provided, however , that such term shall not exceed ten (10) years.
7.5    Payment of SAR Amount. Upon exercise of an SAR, a Participant shall be entitled to receive payment from the Company in an amount determined by multiplying:
(a)    The difference between the Fair Market Value of a Share on the date of exercise over the grant price; by
(b)    The number of Shares with respect to which the SAR is exercised.
At the discretion of the Committee or as otherwise provided in the applicable Award Agreement, the payment upon SAR exercise shall be in cash, in Shares of equivalent value, or in some combination thereof.
7.6    Other Restrictions. Notwithstanding any other provision of the Plan, the Committee may impose such conditions on exercise of an SAR (including, without limitation, the right of the Committee to limit the time of exercise to specified periods) as may be required to satisfy the requirements of Section 16 (or any successor rule) of the Exchange Act or for any other purpose deemed appropriate by the Committee.
7.7    Termination of Employment. Each SAR Award Agreement shall set forth the extent to which the Participant shall have the right to exercise the SAR following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all SARs issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In that regard, if an Award Agreement permits exercise of an SAR following the death of the Participant, the Award Agreement shall provide that such SAR shall be exercisable to the extent provided therein by any person that may be empowered to do so under the Participant’s will, or if the Participant shall fail to make a testamentary disposition of the SAR or shall have died intestate, by the Participant’s executor or other legal representative.
7.8    Nontransferability of SARs. Except as otherwise provided in a Participant’s Award Agreement, no SAR granted under the Plan may be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated, other than by will or by the laws of descent and distribution. Further, except as otherwise provided in a Participant’s Award Agreement, all SARs granted to a Participant under the Plan shall be exercisable during his or her lifetime only by such Participant. In no event may an SAR be transferred for consideration.
7.9    No Rights. A Participant granted an SAR shall have no rights as a stockholder of the Company with respect to the Shares covered by such SAR except to the extent that Shares are issued to the Participant upon the due exercise of the SAR.
7.10    No Dividend Equivalents. In no event shall any Award of SARs granted under the Plan include any dividend equivalents with respect to such Award.
ARTICLE 8.    RESTRICTED STOCK AND RESTRICTED STOCK UNITS
8.1    Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Committee, at any time and from time to time, may grant Shares of Restricted Stock or Restricted Stock Units to eligible Key Employees in such amounts as the Committee shall determine.
8.2    Restricted Stock Agreement. Each grant of Restricted Stock or Restricted Stock Units shall be evidenced by an Award Agreement that shall specify the Period or Periods of Restriction, the number of Shares of Restricted Stock or the number of Restricted Stock Units granted, and such other provisions as the Committee shall determine.

8.3    Transferability. Except as provided in this Article 8, the Shares of Restricted Stock or Restricted Stock Units granted herein may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction established by the Committee and specified in the Award Agreement, or upon earlier satisfaction of any other conditions, as specified by the Committee in its sole discretion and set forth in the Award Agreement. All rights with respect to the Restricted Stock or Restricted Stock Units granted to a Participant under the Plan shall be available during his or her lifetime only to such Participant.
8.4    Other Restrictions. The Committee shall impose such other conditions and/or restrictions on any Shares of Restricted Stock or Restricted Stock Units granted pursuant to the Plan as it may deem advisable including, without limitation, a requirement that Participants pay a stipulated purchase price for each Share of Restricted Stock or each Restricted Stock Unit, restrictions based upon the achievement of specific performance conditions under Section 9.1, time-based restrictions on vesting following the attainment of the performance goals, and/or restrictions under applicable Federal or state securities laws. An Award of Shares of Restricted Stock or Restricted Stock Units may be intended to be a Performance Award that is subject to the provisions of Section 9.2.
The Company shall retain the Shares of Restricted Stock in the Company’s possession until such time as all conditions and/or restrictions applicable to such Shares have been satisfied.
Except as otherwise provided in this Article 8, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan shall become freely transferable by the Participant after the last day of the Period of Restriction.
8.5    Settlement of Restricted Stock Units. Any Restricted Stock Units that become payable in accordance with the terms and conditions of the applicable Award Agreement shall be settled in cash, Shares, or a combination of cash and Shares as determined by the Committee in its discretion or as otherwise provided for under the Award Agreement.
8.6    Voting Rights. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares. There shall be no voting rights with respect to Restricted Stock Units.
8.7    Dividends and Other Distributions. During the Period of Restriction, Participants holding Shares of Restricted Stock granted hereunder may receive regular cash dividends paid with respect to the underlying Shares while the Restricted Stock is held by the Company. The Committee may apply any restrictions to the dividends that the Committee deems appropriate. The Committee, in its discretion, may also grant dividend equivalents rights with respect to earned but unpaid Restricted Stock Units as evidenced by the applicable Award Agreement.
8.8    Termination of Employment. Each Restricted Stock or Restricted Stock Unit Award Agreement shall set forth the extent to which the Participant shall have the right to receive unvested Restricted Shares or Restricted Stock Units following termination of the Participant’s employment with the Company and its Subsidiaries. Such provisions shall be determined in the sole discretion of the Committee, shall be included in the Award Agreement entered into with Participants, need not be uniform among all Shares of Restricted Stock or Restricted Stock Units issued pursuant to the Plan, and may reflect distinctions based on the reasons for termination of employment. In amplification but not limitation of the foregoing, in the case of an award of Restricted Stock or Restricted Stock Units to a 162(m) Covered Employee which is intended to qualify for the Performance-Based Exception, the Award Agreement may provide that such Restricted Stock or Restricted Stock Units may become payable in the event of a termination of employment by reason of death, Disability or Change in Control, regardless of whether the related performance goal has been previously attained.
ARTICLE 9.    PERFORMANCE MEASURES
9.1    Performance Conditions. The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such performance conditions as may be specified by the Committee. The Committee may use such business criteria and other measures of performance as it may deem appropriate in establishing any such performance conditions.
9.2.    Performance Awards Granted to Designated 162(m) Covered Employees.If and to the extent that the Committee determines that a Performance Award to be granted to a Participant who is designated by the Committee as likely to be a 162(m) Covered Employee should qualify for the Performance-Based Exception, the grant and/or settlement of any such Performance Award shall be contingent upon achievement of pre-established performance goals and other terms set forth in this Section 9.2. Notwithstanding anything herein to the contrary, the Committee in its discretion may provide for performance-based Awards to 162(m) Covered Employees that are not intended to satisfy the Performance-Based Exception.
(a)    Performance Goals Generally. The performance goals for such Performance Awards shall consist of one or more business criteria and a targeted level or levels of performance with respect to each of such criteria, as specified by the Committee consistent with this Section 9.2. Performance goals shall be objective and shall otherwise meet the requirements of Code Section 162(m), including the requirement that the level or levels of performance targeted by the Committee result in the achievement of performance goals being “substantially uncertain.” The Committee may determine that such Performance Awards shall be granted and/or settled upon achievement of any one performance goal or that two or more of the performance goals must be achieved as a condition to grant and/or settlement of such Performance Awards. Performance goals may, in the discretion of the Committee, be established on a Company-wide basis, or with respect to one or more business units, divisions, subsidiaries or business segments, as applicable. Performance goals may be absolute or relative (e.g., to the performance of one or more comparable companies or indices or to year-over-year growth). To the extent consistent with the requirements of Code Section 162(m), the Committee may determine at the time that goals under this Article 9 are established, the extent to which measurement of performance goals may exclude the impact of (x) charges for restructuring, discontinued operations, extraordinary items, and other unusual non-recurring items, (y) the cumulative effects of tax or accounting changes (in each such case as defined by generally accepted accounting principles and as identified in the Company’s financial statements or other public filings), and (z) transaction described in Section 4.6 or other designated changes or events impacts such goals. Performance goals may differ for Performance Awards granted to any one Participant or to different Participants.
(b)    Business Criteria.One or more of the following business criteria for the Company, on a consolidated basis, and/or specified subsidiaries or business units of the Company, shall be used exclusively by the Committee in establishing performance goals for such Performance Awards:

(i)	cash flow;

(ii)	earnings per share;

(iii)	income or other earnings measures;

(iv)	return on equity, capital, assets, revenue or investments;

(v)	total stockholder return or other stock price performance measures;

(vi)	shareholder value added;

(vii)	revenue;

(viii)	profit margin;

(ix)	efficiency ratios;

(x)	customer satisfaction;

(xi)	productivity;

(xii)	expenses;

(xiii)	balance sheet metrics, including capital ratios, liquidity measures and book value;

(xiv)	credit quality;

(xv)	strategic initiatives; or

(xvi)	implementation, completion or attainment of measurable objectives with respect to recruitment or retention of personnel or employee satisfaction.
The business criteria listed above shall include any derivations of such business criteria (e.g., income shall include pre-tax income, net income, operating income, etc.).
(c)    Timing for Establishing Performance Goals. Performance goals shall be established not later than 90 days after the beginning of any performance period applicable to such Performance Awards, or at such other date as may be required or permitted for the Performance-Based Exception.
(d)    Settlement of Performance Awards; Other Terms. Settlement of Performance Awards shall be in cash, Shares, other Awards or other property, in the discretion of the Committee. The Committee may, in its discretion, reduce the amount of a settlement otherwise to be made in connection with such Performance Awards.
9.3.    Written Determinations. All determinations by the Committee as to the establishment of performance goals, the amount of any potential individual performance-based Awards and the achievement of performance goals relating to performance-based Awards, shall be made in writing in the case of any Award intended to qualify under the Performance-Based Exception to the extent required by Code Section 162(m). To the extent permitted by Code Section 162(m), the Committee may delegate any responsibility relating to such performance-based Awards.

9.4.    Compliance with Code Section 162(m). It is the intent of the Company that Performance Awards under Section 9.2 hereof granted to persons who are designated by the Committee as having the potential to be 162(m) Covered Employees within the meaning of Code Section 162(m) shall, if so designated by the Committee, qualify for the Performance-Based Exception. Accordingly, the terms of Section 9.2, including the definitions of 162(m) Covered Employee and other terms used therein, shall be interpreted in a manner consistent with Code Section 162(m). The foregoing notwithstanding, because the Committee cannot determine with certainty whether a given Participant will be a 162(m) Covered Employee with respect to a fiscal year that has not yet been completed, the term 162(m) Covered Employee as used herein shall mean only a person who is (a) designated by the Committee, at the time of grant of Performance Awards, as having the potential to be a 162(m) Covered Employee with respect to that fiscal year or any future fiscal year and (b) qualifies as a “covered employee” for the relevant fiscal year within the meaning of Section 162(m) of the Code. If any provision of the Plan or any agreement relating to such Performance Awards does not comply or is inconsistent with the requirements of Code Section 162(m), such provision shall be construed or deemed amended to the extent necessary to conform to such requirements.
ARTICLE 10.    BENEFICIARY DESIGNATION
Except as otherwise provided in an Award Agreement, each Participant under the Plan may, from time to time, name any beneficiary or beneficiaries (who may be named contingently or successively) to whom any benefit under the Plan is to be paid in case of his or her death before he or she receives any or all of such benefit. Each such designation shall revoke all prior designations by the same Participant, shall be in a form and pursuant to such procedures as may be prescribed by the Company, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. In the absence of any such designation, benefits remaining unpaid at the Participant’s death shall be paid to the Participant’s estate.
ARTICLE 11.    DEFERRALS
The Committee may permit a Participant to defer such Participant’s receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant by virtue of the exercise of an Option or SAR or the lapse or waiver of restrictions with respect to Restricted Stock or Restricted Stock Units, to the extent permitted by Section 409A of the Code (if applicable). If any such deferral election is required or permitted, the Committee shall, in its sole discretion, establish rules and procedures for such payment deferrals.
ARTICLE 12.    RIGHTS OF KEY EMPLOYEES
12.1    Employment. Nothing in the Plan shall interfere with or limit in any way the right of the Company to terminate any Participant’s employment at any time, nor confer upon any Participant any right to continue in the employ of the Company.
For purposes of this Plan, a transfer of a Participant’s employment between the Company and a Subsidiary, or between Subsidiaries, shall not be deemed to be a termination of employment. Upon such a transfer, the Committee may make such adjustments to outstanding Awards as it deems appropriate to reflect the changed reporting relationships.
12.2    Participation. No Key Employee shall have the right to be selected to receive an Award under this Plan, or, having been so selected, to be selected to receive a future Award.
ARTICLE 13.    CHANGE IN CONTROL
13.1    Treatment of Outstanding Awards.Unless otherwise specifically prohibited under applicable laws, or by the rules and regulations of any governing governmental agencies or national securities exchanges, the Committee may, in its sole discretion, at the time an Award is made hereunder or at any time prior to, coincident with or after the time of a Change in Control take any one or more of the following actions which shall apply only upon the occurrence of a Change in Control or, if later, upon the action being taken:
(a)    provide for the acceleration of any time periods, or the waiver of any other conditions, relating to the vesting, exercise, payment or distribution of an Award so that any Award to a Participant whose employment has been terminated as a result of a Change in Control may be vested, exercised, paid or distributed in full on or before a date fixed by the Committee, and in connection therewith the Committee may (i) provide for an extended period to exercise Options (not to exceed the original Option term) and (ii) determine the level of attainment of any applicable performance goals;
(b)    provide for the purchase of any Awards from a Participant whose employment has been terminated as a result of a Change in Control, upon the Participant’s request, for an amount of cash equal to the amount that could have been obtained upon the exercise, payment or distribution of such rights had such Award been currently exercisable or payable; or

(c)    cause the Awards then outstanding to be assumed, or new rights substituted therefore, by the surviving corporation in such Change in Control.
For purposes of sub-paragraphs (a) and (b) above, any Participant whose employment is either (i) terminated by the Company other than for “cause,” or (ii) terminated by the Participant for “good reason” (each as defined in the applicable Award Agreement), in either case upon, or on or prior to the second anniversary of, a Change in Control, shall be deemed to have been terminated as a result of the Change in Control.
13.2    Limitation on Change-in-Control Benefits. It is the intention of the Company and the Participants to reduce the amounts payable or distributable to a Participant hereunder if the aggregate Net After Tax Receipts (as defined below) to the Participant would thereby be increased, as a result of the application of the excise tax provisions of Section 4999 of the Code. Accordingly, anything in this Plan to the contrary notwithstanding, in the event that the certified public accountants regularly employed by the Company immediately prior to any “change” described below (the “Accounting Firm”) shall determine that receipt of all Payments (as defined below) would subject the Participant to tax under Section 4999 of the Code, it shall determine whether some amount of Payments would meet the definition of a “Reduced Amount” (as defined below). If the Accounting Firm determines that there is a Reduced Amount, the aggregate Payments shall be reduced to such Reduced Amount in accordance with the provisions of Section 13.2(b) below.
(a) For purposes of this Section 13.2(a):
(i)     A “Payment” shall mean any payment or distribution in the nature of compensation to or for the benefit of a Participant who is a “disqualified individual” within the meaning of Section 280G(c) of the Code and which is contingent on a “change” described in Section 280G(b)(2)(A)(i) of the Code with respect to the Company, whether paid or payable pursuant to this Plan or otherwise;
(ii) “Plan Payment” shall mean a Payment paid or payable pursuant to this Plan (disregarding this Section 13.2);
(iii) “Net After Tax Receipt” shall mean the Present Value of a Payment, net of all taxes imposed on the Participant with respect thereto under Sections 1 and 4999 of the Code, determined by applying the highest marginal rate under Section 1 of the Code which applied to the Participant’s Federal taxable income for the immediately preceding taxable year;
(iv) “Present Value” shall mean such value determined in accordance with Section 280G(d)(4) of the Code; and
(v) “Reduced Amount” shall mean the smallest aggregate amount of Payments which (A) is less than the sum of all Payments and (B) results in aggregate Net After Tax Receipts which are equal to or greater than the Net After Tax Receipts which would result if all Payments were paid to or for the benefit of the Participant.
(b)    If the Accounting Firm determines that aggregate Payments should be reduced to the Reduced Amount, the Committee shall promptly give the Participant notice to that effect and a copy of the detailed calculation thereof. The Company shall reduce or eliminate the Payments, by first reducing or eliminating the portion of the Payments which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the determination, all as determined by the Accounting Firm. All determinations made by the Accounting Firm under this Section 13.2 shall be binding upon the Company and the Participant and shall be made within sixty (60) days immediately following the event constituting the “change” referred to above. As promptly as practicable following such determination, the Company shall pay to or distribute for the benefit of the Participant such Payments as are then due to the Participant under this Plan.
(c)    At the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan which should not have been so paid or distributed (“Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of the Participant pursuant to this Plan could have been so paid or distributed (“Underpayment”), in each case, consistent with the calculation of the Reduced Amount hereunder. In the event that the Accounting Firm, based either upon the assertion of a deficiency by the Internal Revenue Service against the Company or the Participant which the Accounting Firm believes has a high probability of success or controlling precedent or other substantial authority, determines that an Overpayment has been made, any such Overpayment paid or distributed by the Company to or for the benefit of the Participant shall be treated for all purposes as a loan ab initio to the Participant which the Participant shall repay to the Company together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code; provided , however , that no such loan shall be deemed to have been made and no amount shall be payable by the Participant to the Company if and to the extent (i) such deemed loan and payment would not either reduce the amount on which the Participant is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes or (ii) the Participant is subject to the prohibition on personal loans under Section 402 of the

Sarbanes-Oxley Act of 2002. In the event that the Accounting Firm, based upon controlling precedent or other substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be promptly paid by the Company to or for the benefit of the Participant together with interest at the applicable Federal rate provided for in Section 7872(f)(2) of the Code.
13.3    Termination, Amendment, and Modifications of Change-in-Control Provisions. Notwithstanding any other provision of this Plan or any Award Agreement provision, the provisions of this Article 13 may not be terminated, amended, or modified on or after the date of a Change in Control to affect adversely any Award theretofore granted under the Plan without the prior written consent of the Participant with respect to said Participant’s outstanding Awards; provided , however , the Board of Directors, upon recommendation of the Committee, may terminate, amend, or modify this Article 13 at any time and from time to time prior to the date of a Change in Control.
ARTICLE 14.    AMENDMENT, MODIFICATION, AND TERMINATION
14.1    Amendment, Modification, and Termination. The Board may at any time and from time to time, alter, amend, suspend or terminate the Plan in whole or in part; provided, however , that an amendment to the Plan may be conditioned on the approval of the stockholders of the Company if and to the extent the Board determines that stockholder approval is necessary or appropriate.
14.2    Awards Previously Granted. No termination, amendment, or modification of the Plan shall adversely affect in any material way any Award previously granted under the Plan, without the written consent of the Participant holding such Award.
14.3    No Repricing. Notwithstanding any provision herein to the contrary, the repricing of Options or SARs is prohibited without prior approval of the Company’s stockholders. For this purpose, a “repricing” means any of the following (or any other action that has the same effect as any of the following): (A) changing the terms of an Option or SAR to lower its Option Price or grant price; (B) any other action that is treated as a “repricing” under generally accepted accounting principles; and (C) repurchasing for cash or canceling an Option or SAR at a time when its Option Price or grant price is greater than the Fair Market Value of the underlying Shares in exchange for another Award, unless the cancellation and exchange occurs in connection with a change in capitalization or similar change under Section 4.6 above. Such cancellation and exchange would be considered a “repricing” regardless of whether it is treated as a “repricing” under generally accepted accounting principles and regardless of whether it is voluntary on the part of the Participant.
ARTICLE 15.    WITHHOLDING
15.1    Tax Withholding. The Company shall have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy Federal, state, local, foreign or other taxes (including the Participant’s FICA or other applicable social tax obligation) required by law to be withheld with respect to any taxable event arising as a result of this Plan.
15.2    Share Withholding. The Company may cause any tax withholding obligation described in Section 15.1 to be satisfied by the Company withholding Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax which could be imposed on the transaction. In the alternative, the Company may permit Participants to elect to satisfy the tax withholding obligation, in whole or in part, by either (a) having the Company withhold Shares having a Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax withholding which could be imposed on the transaction or (b) tendering previously acquired Shares having an aggregate Fair Market Value equal to the minimum statutory total tax withholding which could be imposed on the transaction. All such elections shall be irrevocable, made in writing, signed by the Participant, and shall be subject to any restrictions or limitations that the Committee, in its sole discretion, deems appropriate.
ARTICLE 16.    INDEMNIFICATION
Provisions for the indemnification of officers and directors of the Company in connection with the administration of the Plan shall be as set forth in the Company’s Certificate of Incorporation and Bylaws as in effect from time to time.

ARTICLE 17.    SUCCESSORS
All obligations of the Company under the Plan with respect to Awards granted hereunder shall be binding on any successor to the Company, whether the existence of such successor is the result of a direct or indirect purchase, merger, consolidation, or otherwise, of all or substantially all of the business and/or assets of the Company.
ARTICLE 18.    LEGAL CONSTRUCTION
18.1    Gender and Number. Except where otherwise indicated by the context, any masculine term used herein also shall include the feminine; the plural shall include the singular and the singular shall include the plural.
18.2    Severability. In the event any provision of the Plan shall be held illegal or invalid for any reason, the illegality or invalidity shall not affect the remaining parts of the Plan, and the Plan shall be construed and enforced as if the illegal or invalid provision had not been included.
18.3    Requirements of Law. The granting of Awards and the issuance of Shares under the Plan shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.
18.4    Securities Law Compliance. With respect to Insiders, transactions under this Plan are intended to comply with all applicable conditions of Rule 16b-3 or its successors under the Exchange Act. To the extent any provision of the plan or action by the Committee fails to so comply, it shall be deemed null and void, to the extent permitted by law and deemed advisable by the Committee.
18.5    No Conflict. Unless otherwise provided for by an Award Agreement, in the event of any conflict between the terms of the Plan and the terms of an Award Agreement, the terms of the Plan shall control.
18.6    Governing Law. To the extent not preempted by Federal law, the Plan, and all agreements hereunder, shall be construed in accordance with and governed by the laws of the State of Delaware.
18.7    Compliance With Code Section 409A. The Plan is intended to comply with Code Section 409A, to the extent applicable. Notwithstanding any provision of the Plan to the contrary, the Plan shall be interpreted, operated and administered consistent with this intent. In that regard, and notwithstanding any provision of the Plan to the contrary, the Company reserves the right to amend the Plan or any Award granted under the Plan, by action of the Committee, without the consent of any affected Participant, to the extent deemed necessary or appropriate for purposes of maintaining compliance with Code Section 409A.